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                                                                   Exhibit 11.01

                             Interpore International
                      Computations of Net Income Per Share
                      (in thousands, except per share data)

                                                              YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997           1996          1995
                                                      ------------  -------------  ------------
Net income                                              $   2,771     $     658      $   2,038
                                                      ============  =============  ============

Shares used in computing net income per share - basic:
  Weighted average common shares outstanding                7,002         6,996          6,752

Effect of dilutive securities:
  Weighted average convertible preferred stock                 67           166            454
  Common share equivalents outstanding                        332           306            329
                                                      ------------  -------------  ------------
Shares used in computing net income per share -
diluted                                                     7,401         7,468          7,535
                                                      ============  =============  ============

Net income per share - basic                            $    0.40     $    0.09      $    0.30
                                                      ============  =============  ============

Net income per share - diluted                          $    0.37     $    0.09      $    0.27
                                                      ============  =============  ============